UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
CARBON NATURAL GAS COMPANY
(Name of Registrant As Specified In Its Charter)
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CARBON NATURAL GAS COMPANY

1700 Broadway

Suite 1170

Denver, Colorado 80290

(720) 407-7043

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To our Stockholders:

We are furnishing the attached Information Statement to the holders of common stock of Carbon Natural Gas Company, a Delaware corporation (“Carbon” or the “Company”).  The purpose of the Information Statement is to notify stockholders that the holders of more than a majority of our common stock (the “Voting Stockholders”), have taken and approved the following actions:

1.                                              Elected five directors for the ensuing year.

2.                                              Ratified and approved the appointment of Ehrhardt Keefe Steiner & Hottman PC (“EKSH”) as Carbon’s independent registered accounting firm for the year ending December 31, 2012.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.  As described in this Information Statement, the foregoing actions have been approved by stockholders representing more than a majority of the voting power of our outstanding shares of common stock. The Board of Directors (the “Board”) is not soliciting your proxy or consent in connection with the matters discussed above.  You are urged to read the Information Statement in its entirety for a description of the action taken by certain stockholders representing more than a majority of the voting power of our outstanding shares of common stock.

Pursuant to Rule 14a-16(a) (and as required by Rule 14c-2) of the regulations of the Securities and Exchange Commission (the “SEC”) and since the Company is making information available through the Internet rather than utilizing the full-set delivery option, notice of the internet availability of this Information Statement must be sent to stockholders at least 40 calendar days prior to the earliest date on which the matters discussed above may take effect.

The Information Statement is being made available on or about June 4, 2012 to stockholders of record as of May 30, 2012, the record date for determining our stockholders eligible to consent in writing to the matters discussed above and entitled to notice of those matters.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.  THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely,

/s/ Patrick R. McDonald
Chief Executive Officer, President and Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE COMPANY’S INFORMATION STATEMENT

The Company’s Information Statement and Annual Report are available on the Internet at: http://carbonnaturalgas.com/proxy-online/ and  http://carbonnaturalgas.com/annual-and-quarterly-reports/, respectively.

CARBON NATURAL GAS COMPANY

1700 Broadway, Suite 1170

Denver, Colorado  80290

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

June 4, 2012

We are disseminating this Information Statement to notify you that certain stockholders (the “Voting Stockholders”), being the owners of more than a majority of the voting power of the Company’s outstanding shares of common stock, delivered written consent to the Company which was dated May 30, 2012 to approve the following actions:

1.                                              Election of five directors for the ensuing year.

2.                                              Ratification and approval of the appointment of Ehrhardt Keefe Steiner & Hottman PC (“EKSH”) as Carbon’s independent registered accounting firm for the year ending December 31, 2012.

This Information Statement, the information concerning the Company for the fiscal year ended December 31, 2011 (“Annual Report”), including financial statements (the “Materials”), are first being made available to stockholders beginning on or about June 4, 2012.  A notice of the Internet Availability of the Information Statement and Annual Report (“Notice”) will be mailed to certain stockholders on or about June 4, 2012.  If you received a Notice by mail, you will not receive a printed copy of the Materials.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Materials.

Voting Securities and Vote Required.

We are not seeking consent, authorizations, or proxies from you. The vote which was required to approve the above referenced matters was the affirmative vote of the holders of a majority of the Company’s voting stock.

On May 30, 2012 (the “Record Date”), there were 115,795,405  shares of the Company’s common stock issued and outstanding.  Each share of common stock is entitled to one vote.  No other class of stock of the Company is issued and outstanding.

The Delaware General Corporation Law (the “DGCL”) permits the holders of a corporation’s outstanding stock representing a majority of that corporation’s voting power to approve and authorize corporate actions by written consent as if such actions were undertaken at a duly called and held meeting of stockholders.  In order to significantly reduce the costs and management time involved in soliciting and obtaining proxies to approve the foregoing matters and in order to effectuate such matters as early as possible, the Board elected to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.  The Company obtained the written consent of its majority stockholders who as of the Record Date owned approximately 52.2% of the Company’s voting stock.  The written consent satisfies the stockholder approval requirement for the actions taken.  Accordingly, under the DGCL no other Board or stockholder approval is required in order to effect such actions.

Effective Date

The described actions were approved by the Voting Stockholders who hold more than a majority of the voting power of the Company’s outstanding shares of common stock.

This Information Statement is being made available on or about June 4, 2012 to the Company’s stockholders of record as of the Record Date.  These actions will not be effective until on or after July 15, 2012, a date that is more than 40 calendar days after Notice is first sent to our stockholders.

The expenses of distributing the Notice and of making this Information Statement and the Annual Report available to the stockholders will be borne by the Company, including expenses in connection with the preparation and mailing of the Notice. The Company contemplates that brokerage houses, custodians, nominees, and fiduciaries will forward the Notice to the beneficial owners of the Company’s common stock held of record by these persons and the Company will reimburse them for their reasonable expenses incurred in this process.

Cumulative voting is not allowed in the election of directors or any of the proposals that were approved by the Voting Stockholders.

No Dissenters Rights

The actions taken by written consent of the Voting Stockholders are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the DGCL.

Proposals by Security Holders

No stockholder requested that we include any additional proposals in this Information Statement or otherwise requested that any proposals be submitted to the stockholders for their approval.

Materials

In accordance with the rules and regulations of the SEC, instead of mailing a printed copy of this Information Statement and the Materials to each stockholder of record, the Company will furnish Materials to our stockholders on the Internet.  If you received a Notice by mail, you will not receive a printed copy of the Materials.  Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Materials.  If you would like to receive a printed copy of the Materials and have not previously requested a paper copy of the Materials, you should follow the instructions for requesting the Materials included in the Notice.

As noted above, the Company is not soliciting proxies.

Forward-Looking Statements

This Information Statement and the Materials may contain certain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, in connection with the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements.

Such forward-looking statements include statements about our expectations, beliefs or intentions regarding actions contemplated by this Information Statement, our potential business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made and are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this Information Statement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

QUESTIONS AND ANSWERS ABOUT THIS INFORMATION STATEMENT

The following responses to certain questions does not purport to be a complete statement of the information in this Information Statement, and are qualified by the more complete information set forth hereinafter.

1.             Why is no Annual Meeting being held?

Mindful that the previous annual meeting of stockholders was just held in December 2011, wanting to get on a more traditional schedule with respect to the election of directors and other annual meeting matters, and understanding that the Voting Stockholders intended to cast their votes in favor of all five director nominees and in favor of EKSH being named the Company’s auditor for the year ending December, 31, 2012, the Board determined that the expense associated with holding an annual meeting were not justified under these circumstances this year.  The actions taken by the written consent of the Voting Stockholders (the “Actions”) are more completely described elsewhere in this Information Statement, but in summary are:

Action No. 1 concerned the election of five directors to serve until re-elected at an annual meeting of stockholders, and until their successors have been elected and qualified.

Action No. 2 concerned the ratification and approval of the appointment of EKSH as the Company’s independent registered accounting firm for the year ending December 31, 2012.

In each case, stockholders holding more than a majority of the votes that may be cast at a meeting of the stockholders provided written consents approving each of the Actions.

2.             Why are you not soliciting proxies on these matters?

We are not soliciting proxies on the Actions because Yorktown Energy Partners V, L.P. (“Yorktown V”), Yorktown Energy Partners VI, L.P. (“Yorktown VI”), Yorktown Energy Partners IX, L.P. (“Yorktown IX,” and together with Yorktown V and Yorktown VI, the “Yorktown Entities”), and certain members of the Company’s management and their affiliates, all of whom together hold approximately 52.2% of the Company’s voting power, provided written consents approving each of the Actions.

RECORD DATE AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

As of the Record Date, we had 115,795,405 shares of common stock issued and outstanding, which represented our only class of voting securities outstanding.  The holders of shares of our common stock are each entitled to one vote per share.  The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by any persons who beneficially own 5% or greater of the Company’s outstanding capital stock and each person who served as a director and/or an executive officer of the Company on that date, and the number of shares beneficially owned by all of the Company’s directors and executive officers as a group.  The business address for each of the Company’s officers and directors is 1700 Broadway, Suite 1170, Denver, Colorado  80290.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class(2)

5% Stockholders

Yorktown Energy Partners V, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	17,938,309	15.5%

Yorktown Energy Partners VI, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	17,938,309	15.5%

Yorktown Energy Partners IX, L.P. 410 Park Avenue, 19th Floor New York, NY 10022	22,222,222	19.2%

Paul J. Isaac (3) 75 Prospect Avenue Larchmont, NY 10538	13,066,667	11.3%

Austin Marxe and David M. Greenhouse (4) 527 Madison Avenue, Suite 2600 New York, NY 10022	10,888,889	9.4%

RBCP Energy Fund Investments, LP c/o RBC Capital Partners Three World Financial Center 200 Vesey Street New York, NY 10281	8,153,777	7.0%

Wynnefield Capital (5) 450 Seventh Avenue Suite 509 New York, NY 10123	6,444,445	5.6%

Name of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage(2)	Options and Warrants Exercisable Within 60 Days	Total	Percent of Total

Executive Officers and Directors

James H. Brandi, Director	80,000	*	—	80,000	*

Bryan H. Lawrence, Director (6)	58,178,840	50.2%	—	58,178,840	50.2%

Peter A. Leidel, Director (7)	58,178,840	50.2%	—	58,178,840	50.2%

Edwin H. Morgens, Director	1,746,667	1.5%	—	1,746,667	1.5%

Patrick R. McDonald, Director, President and Chief Executive Officer (8)	2,392,153	2.1%	2,446,133	4,838,286	4.1%

Kevin D. Struzeski, Chief Financial Officer, Treasurer and Secretary	607,689	*	163,076	770,765	*

Mark D. Pierce, Senior Vice President of Nytis Exploration Company LLC	240,769	*	—	240,769	*

All directors and executive officers as a group (six persons) (9)	63,166,118	54.6%	2,715,209	65,612,251.	55.6%

* less than 1%

(1)  Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)  Percentages are rounded to the nearest one-tenth of one percent.  The percentage is based on 115,795,405 shares of common stock outstanding as of the Record Date.

(3)  Includes (i) 8,888,889 common stock shares owned by Arbiter Partners QP, L.P., (ii) 2,222,222 common stock shares owned by Isaac Brothers, LLC and (iii) 1,955,556 common stock shares owned by 75 Prospect Partners, LLC, over which Mr. Isaac has voting and investment power.

(4)  Consists of (i) 7,555,556 common stock shares owned by Special Situations Fund III QP, L.P. (“SSFQP”), (ii) 2,222,222 common stock shares owned by Special Situations Cayman Fund, L.P. (“SSF Cayman”) and (iii) 1,111,111 common stock shares owned by Special Situations Private Equity Fund, L.P. (“SSFPE”).  MGP Advisers Limited Partnership (“MGP”) is the general partner of SSFQP.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to SSF Cayman and the investment adviser to SSFPE.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM.  Through their control of MGP and AWM,

Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(5)  Includes (i) 2,887,111 common stock shares owned by Wynnefield Partners Small Cap Value, LP I, (ii) 1,997,778 common stock shares owned by Wynnefield Partners Small Cap Value, LP and (iii) 1,559,556 common stock shares owned by Wynnefield Small Cap Value Offshore Fund, Ltd., over which Wynnefield Capital has voting and investment power.

(6)  Includes (i) 17,938,309 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 17,938,309 common stock shares owned by Yorktown Energy Partners VI, L.P. and (iii) 22,222,222 common stock shares owned by Yorktown Energy Partners IX, L.P. over which Mr. Lawrence and Mr. Leidel have voting and investment power.

(7)  Includes (i) 17,938,309 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 17,938,309 common stock shares owned by Yorktown Energy Partners VI, L.P. and (iii) 22,222,222 common stock shares owned by Yorktown Energy Partners IX, L.P. over which Mr. Lawrence and Mr. Leidel have voting and investment power.

(8)  Includes (i) 482,704 shares owned by McDonald Energy, LLC over which Mr. McDonald has voting and investment power, and (ii) stock purchase warrants held by McDonald Energy, LLC exercisable for 2,446,133 shares of common stock.

(9)  The shares over which both Mr. Lawrence and Mr. Leidel have voting and investment power are the same shares and the percentage of total shares has not been aggregated for purposes of these calculations.

ACTION NO. 1

ELECTION OF DIRECTORS

The following persons were nominated and, upon the effectiveness of the Actions, will have been elected to the Company’s Board:

James H. Brandi

Bryan H. Lawrence

Peter A. Leidel

Patrick R. McDonald

Edwin H. Morgens

Each of the nominees is a current member of the Board.

The Company’s Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes, and skills, when taken together, will allow the Board to satisfy its oversight obligations effectively.

The Company believes that each of the persons nominated for election to the Board have the experience, qualifications, attributes and skills when taken as a whole will enable the Board satisfy its oversight responsibilities effectively.  With regard to the nominees the following factors were among those considered that led to the Board’s conclusion that each would make valuable contributions to the Board:

James H. Brandi.  Our Board believes that Mr. Brandi should serve as a director because of his financial expertise, particularly with respect to the energy field and his prior service on numerous other boards of directors.

Bryan H. Lawrence.  Our Board believes that Mr. Lawrence should serve as a director because of his experience on the board of directors of other public companies, which our board of directors believes will be beneficial to us as we move forward as a public company, as well as Mr. Lawrence’s relevant business experience in the energy industry and his extensive financial expertise, which he has acquired through his years of experience in the investment banking industry.

Peter A. Leidel.  Our Board believes that Mr. Leidel should serve as a director because of his significant knowledge of our industry, his prior experience with our business and his financial expertise, which will be important in the board’s oversight of the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements.

Patrick R. McDonald.  Our Board believes that Mr. McDonald, as our Chief Executive Officer and President and as a co-founder of Nytis Exploration (USA) Inc. (“Nytis USA”), should serve as a director because of his unique understanding of the opportunities and challenges that we face and his in-depth knowledge about the natural gas and oil business and our long-term growth strategies.

Edwin H. Morgens.  Our Board believes that Mr. Morgens should serve as a director because of his financial expertise and the breadth of his business experience in general.

Identification of Directors and Executive Officers

As of the Record Date, the names, titles, and ages of the members of the Company’s Board and its executive officers are as set forth in the below table.

Name	Age	Position

Patrick R. McDonald	55	Chairman of the Board, Director, President and Chief Executive Officer

Kevin D. Struzeski	53	Chief Financial Officer, Treasurer and Secretary

James H. Brandi	63	Director

Bryan H. Lawrence	69	Director

Peter A. Leidel	55	Director

Edwin H. Morgens	70	Director

Mark D. Pierce	58	Senior Vice President of Nytis Exploration Company LLC, a subsidiary of Nytis (USA), the wholly-owned subsidiary of the Company

Patrick R. McDonald.  Mr. McDonald is Chairman, Chief Executive Officer and President of the Company and has been Chief Executive Officer, President and Director of Nytis USA, the Company’s wholly-owned subsidiary, since 2004.  From 1987 to 1997 Mr. McDonald was Chief Executive Officer,

President and Director of Interenergy Corporation, a natural gas gathering, processing and marketing company which in December 1997 was merged with KN Energy Inc. (NYSE:KNE).  Prior to that he worked as an exploration geologist with Texaco International Exploration Company where he was responsible for oil and gas exploration efforts in the Middle East and Far East.  Mr. McDonald received a Bachelor’s degree in Geology and Economics from Ohio Wesleyan University and a Masters degree in Business Administration Finance from New York University.  Mr. McDonald serves as a member of the Board of Directors of Forest Oil Corporation (NYSE:FST) and is Chairman of the Board of Directors of Lone Pine Resources (NYSE/TSX:LPR).  Mr. McDonald is a Certified Petroleum Geologist and is a member of the American Association of the Petroleum Geologists and of the Canadian Society of Petroleum Geologists.

Kevin D. Struzeski.  Mr. Struzeski was appointed as the Company’s Chief Financial Officer, Treasurer and Secretary on February 14, 2011 and has been the Chief Financial Officer, Treasurer and Secretary of Nytis USA since 2005.  From 2003 to 2004, Mr. Struzeski was the Director of Treasury of Evergreen Resources, Inc., and from 1998 to 2003, he was the Chief Financial Officer, Secretary and Treasurer of Carbon Energy Corporation.  Mr. Struzeski was also Chief Financial Officer, Secretary and Treasurer of Carbon Energy Canada Corporation.  Mr. Struzeski served as Accounting Manager for Media One Group from 1997 to 1998 and prior to that was employed as Controller for Interenergy Corporation from 1995 to 1997.  Mr. Struzeski is a Certified Public Accountant.

James H. Brandi.  Mr. Brandi has been a Director of the Company since March 28, 2012.  Mr. Brandi recently retired from a position as Managing Director of BNP Paribas Securities Corp., an investment banking firm, where he served from 2010 until late 2011.  From 2005 to 2010, Mr. Brandi was a partner of Hill Street Capital, LLC, a financial advisory and private investment firm.  From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Group.  Prior to 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas.  Mr. Brandi currently serves as a director of Approach Resources Inc. (NASDAQ:AREX) and OGE Energy Corp (NYSE:OGE).  Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College.  Mr. Brandi served as a director of Energy East Corporation from 2006 to 2008.

Bryan H. Lawrence.  Mr. Lawrence has been a Director of the Company since February 14, 2011 and of Nytis USA since 2005.  Mr. Lawrence is a founder and member of Yorktown Partners LLC which was established in September 1990.  Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry.  Mr. Lawrence had been employed at Dillon, Read & Co. Inc. (“Dillon Read”) since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997.  Mr. Lawrence also serves as a Director of Crosstex Energy, Inc. (NASDAQ:XTEX), Hallador Petroleum Company (OTC:HPCO.OB), Star Gas Partners, L.P. (NYSE:SGU), Approach Resources, Inc. (NASDAQ:AREX) Winstar Resources Ltd. (TSE:WIX), Compass Petroleum Ltd. (CDNX:CPO.V) and certain non-public companies in the energy industry in which the Yorktown partnerships hold equity interests.  Mr. Lawrence served as a director of Carbon Energy Corporation and Interenergy Corporation.

Peter A. Leidel.  Mr. Leidel has been a Director of the Company since February 14, 2011 and of Nytis USA since 2005.  Mr. Leidel is a founder and member of Yorktown Partners LLC which was established in September 1990.  Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry.  Previously, he was a partner of Dillon Read.  He was previously employed in corporate treasury positions at Mobil Corporation and worked for KPMG Peat Marwick and the U.S. Patent and Trademark Office.  Mr. Leidel is a director of certain non-public companies in the energy industry in which the Yorktown partnerships hold equity interests.  Mr. Leidel served as a director of Carbon Energy Corporation and Interenergy Corporation.

Edwin H. Morgens.  Mr. Morgens has been a Director of the Company since May 21, 2012.  Mr. Morgens is Chairman and Co-founder of Morgens, Waterfall, Vintiadis & Company, Inc., a New York City investment firm that he founded in 1967.  Additionally, since 1982 he has served as a director of the Wayside Technology Group, Inc. (NASDAQ:WSTG) and he is a former director of TransMontaigne, Inc., Sheffield Exploration, and Scientific American Magazine Inc.  He is currently a trustee of the American Museum of Natural History and emeritus trustee of Cornell University.

Mark D. Pierce.  Mr. Pierce has been the general manager and Senior Vice President for Nytis Exploration Company LLC (“Nytis LLC”), a subsidiary of Nytis USA, since 2009.  From 2005 until 2009, he was Operations Manager for Nytis LLC.  Mr. Pierce has 30 years of oil and gas experience.  He began his career at Texaco, Inc. and worked for 20 years with Ashland Exploration, Inc. (“Ashland”).  At Ashland, he spent 12 years in the production/reservoir engineering area and then moved into the executive level with oversight at various times of marketing, finance, business development, external affairs, operations and land.  His experience includes both domestic and international work.  He is a registered Petroleum Engineer in Kentucky, West Virginia and Ohio.

Transactions with Related Persons

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant stockholders since January 1, 2011.

Employment Agreements

See the Executive Compensation section of this Information Statement for a discussion of the employment agreements between the Company and Messrs. McDonald, Struzeski and between Nytis LLC and Mr. Pierce.

Private Placement of Securities

On June 29, 2011, the Company entered into a common stock purchase agreement with various institutional investors and other accredited investors for the private placement of 44,444,444 shares of the Company’s common stock at a price of $0.45 per share, and a preferred stock purchase agreement with Yorktown IX, an institutional investor and affiliate of (i) Yorktown V and (ii) Yorktown VI, as well as of (iii) two of our Directors, Bryan Lawrence and Peter Leidel, for the private placement of 100 shares of the Company’s Series A Convertible Preferred Stock at a price of $100,000 per share (aggregate purchase price by Yorktown IX was $10,000,000).

The shares of Series A Convertible Preferred Stock issued in the Private Placement automatically converted into 22,222,222 shares of common stock on July 18, 2011, the effective date of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of common stock shares the Company is authorized to issue.  Upon such conversion, Carbon had issued a total of 66,666,666 shares of common stock at $0.45 per share, for $30 million in gross proceeds as part of the Private Placement.

As a result of Yorktown IX’s purchase of such shares of Series A Convertible Preferred Stock, the Yorktown Entities collectively control a majority of our voting capital stock.

In the Private Placement, Edwin H. Morgens purchased 1,666,667 shares of our common stock for an aggregate purchase price of $750,000.

The purchase price of the shares of common stock issued in the private placement of securities described above, and thus by extension, the price at which the Series A Convertible Preferred Stock converted into shares of our common stock, was determined by a special pricing committee of our Board made up of David Kennedy and Patrick McDonald (the “Pricing Committee”).  No member of the Pricing Committee purchased any shares of common stock or Series A Convertible Preferred Stock in connection with the private placement.

Director Independence

After the effectiveness of the Actions, it is expected that the Company’s Board will consist of Messrs. Brandi, Lawrence, Leidel, McDonald and Morgens.  The Company utilizes the definition of “independent” as it is set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.  Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the Board (including any relationships).  Based on the foregoing criteria, Messrs. Lawrence, Leidel and McDonald are not considered to be independent directors and Messrs. Brandi and Morgens are considered to be independent.

Involvement in Certain Legal Proceedings

During the past ten years, none of the persons serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity.  Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors and officers and any persons who own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  All directors, officers and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports files.  Based solely on our review of the copies of Forms 3, 4 and any amendments thereto furnished to us during the fiscal year completed December 31, 2011, and subsequently, we believe that during the Company’s 2011 fiscal year all filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with; except with regard to Paul Isaac.

Code of Conduct

Our Board has adopted a Code of Conduct that applies to all of our officers and employees, including our principal executive officer, principal financial officer and controller.  Our Code of Conduct establishes standards and guidelines to assist our directors, officers, and employees in complying with both the Company’s corporate policies and with the law.

Meetings of the Board and Committees; Attendance at the Annual Meeting

The Board held one meeting during the fiscal year ended December 31, 2011 that predated the merger of the Company’s wholly-owned subsidiary with Nytis USA (the “Merger”), and three meetings during the fiscal year ended December 31, 2011, subsequent to the Merger.  Each then-serving director attended all of the meetings either in person or by telephone.  In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company.

The Company’s last annual meeting of stockholders was held in December 2011.  The Company intends that its annual meeting will hereafter be scheduled to occur during the second quarter of each year.

Stockholder Communications to the Board

Stockholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, 1700 Broadway, Suite 1170, Denver, Colorado 80290.  The Company’s Secretary will forward communications directly to the appropriate Board member.  If the correspondence is not addressed to a particular member, the communication will be forwarded to a Board member to bring to the attention of the Board.  The Company’s Secretary will review all communications before forwarding them to the appropriate Board member.

No Audit Committee

The Company does not currently have a separately designated audit committee.  Instead, the entire Board acts as the Company’s audit committee.  Consequently the Company does not currently have a designated audit committee financial expert.

No Nominating Committee; Procedures by which Security Holders May Recommend Nominees to the Board; Communications with Members of the Board

The Company does not have a separately designated nominating committee.  Unless and until the Company establishes a separate nominating committee, when a Board vacancy occurs, the remaining Board members (other than Mr. McDonald) will participate in deliberations concerning director nominees.  In the future, the Company may determine that it is appropriate to designate a separate nominating committee of the Board comprised solely of independent directors.  Under the Nasdaq Listing Rules applicable to a determination of director independence for membership on the Company’s nominating committee, if the Company had a separate nominating committee, Messrs. Lawrence, Leidel and McDonald would not be considered independent and Messrs. Brandi and Morgens would be considered to be independent.

To date, the Board has not adopted a formal procedure by which stockholders may recommend nominees to the Board.  However, any stockholder who desires to submit a nomination of a person to stand for election of directors at the next annual or special meeting of the stockholders at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to

Carbon by the date mentioned in the most recent proxy statement or information statement under the heading “Stockholder Proposals” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e), Question 5, and in that Notification must provide the following additional information to Carbon:

(i)            Name, address, telephone number and other methods by which Carbon can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);

(ii)           If the stockholder owns shares of Carbon’s voting stock other than on the records of Carbon, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);

(iii)          Information from the stockholder regarding any intentions that he or she may attempt to make a change of control or to influence the direction of Carbon, and other information regarding the stockholder and any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder to make a solicitation subject to SEC Rule 14a-12(c);

(iv)          Name, address, telephone number and other contact information of the proposed nominee; and

(v)           All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, shall be in a form reasonably acceptable to Carbon.

Board Leadership Structure

The Board does not have an express policy regarding the separation of the roles of Chief Executive Officer and Board Chairman as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  Currently, Patrick McDonald serves as both the Company’s Chief Executive Officer and Chairman of the Board.  As Chief Executive Officer, Mr. McDonald provides strategic guidance on the Company’s operations. The Board believes Mr. McDonald’s experience, knowledge, and connections in the oil and gas industry are valuable in the oversight of both the Company’s operations as well as with respect to the overall oversight of the Company at the Board level.  The Board believes that this leadership structure is appropriate as Mr. McDonald is intimately knowledgeable with the Company’s current and planned operations and has a significant amount of experience in the oil and gas industry in general.

Board’s Role in Risk Oversight

The full Board has responsibility for general oversight of risks facing the Company.  The Board is informed by senior management on areas of risk facing the Company and periodically conducts discussions regarding risk assessment and risk management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information relating to compensation awarded to, earned by or paid to our Chairman, President and Chief Executive Officer and our Chief Financial Officer, Treasurer and Secretary by the Company (and prior to the Merger, by Nytis USA), and the highest paid employee of Nytis LLC, a subsidiary of Nytis USA, whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2011, for all services rendered in all capacities during the years ended December 31, 2011 and 2010, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)(2)	Total ($)
Patrick R. McDonald Chairman, President and Chief Executive Officer (1)	2011 2010	339,000 307,125	135,000 135,000		— —	— —	— —	84,671 98,520	558,671 540,645

Kevin D. Struzeski Chief Financial Officer, Treasurer and Secretary (1)	2011 2010	206,544 188,114	115,000 85,000		— —	— —	— —	65,521 59,997	387,065 333,111

Mark D. Pierce Senior Vice President of Nytis LLC	2011 2010	172,143 169,804	75,000 99,360		— —	— —	— —	22,576 18,421	269,719 287,585

(1)          During the year ended December 31, 2010 and the six months ended June 30, 2011, Mr. McDonald and Mr. Struzeski were employees of Nytis Exploration Company and provided service to Nytis USA pursuant to an agreement between Nytis Exploration Company and Nytis USA.  Under this agreement, Nytis USA funded, by way of full reimbursement to Nytis Exploration Company, the cash compensation paid to Mr. McDonald and Mr. Struzeski for services provided to Nytis USA.  The amounts set forth in the “salary”, “bonus” and “all other compensation” columns in the table reflect both the amounts allocated and paid to Mr. McDonald and Mr. Struzeski by Nytis Exploration Company, Nytis USA and the Company.  For the six months ended June 30, 2011 and the year ended December 31, 2010, Nytis USA’s portion of Mr. McDonald’s compensation was approximately 71% and 67% of his total compensation, respectively; Nytis USA’s portion of Mr. Struzeski’s compensation during such time periods were approximately 75% and 62% of his total compensation, respectively.  These percentages reflect the amount of time these persons spent in service to Nytis USA.  Although Messrs. McDonald and Struzeski are officers of both companies, these companies do not compete for business; as provided in their respective Certificates of Incorporation, Nytis Exploration Company may not operate in the United States, and Nytis USA operates exclusively in the United States.

Prior to the closing of the Merger, all of the persons providing services to Nytis USA were employees of Nytis Exploration Company.  Effective as of July 1, 2011, all of these persons, including Mr. McDonald and Mr. Struzeski, became employees of Carbon. However, the Company will allow these persons, including Mr. McDonald and Mr. Struzeski, to continue to provide services to Nytis Exploration Company; the Company will be paid a flat fee of $15,000 per month for the costs associated with such persons’ service to Nytis Exploration Company.

(2)          All Other Compensation in 2011 and 2010 was comprised of (i) unused vacation, (ii) contributions made by the Company or Nytis Exploration Company to its 401(k) plan, (iii) premiums paid on life insurance policy on such employee’s life, and (iv) other taxable fringe benefits.

Grants of Plan-Based Awards in Fiscal 2011

There were no option or other equity grants in 2011.

Outstanding Equity Awards at December 31, 2011

The following table reflects the outstanding equity awards as of December 31, 2011.  Other than the warrant awards issued to former St. Lawrence Seaway Corporation officers and directors noted below, each of the following awards were made by Nytis USA prior to the Merger and were assumed as a result of the Merger; the number of shares and the option exercise price, have been adjusted in line with the exchange ratio of Nytis USA shares for Company shares in the Merger.  There have been no equity awards for the year ended December 31, 2011.

OPTION AWARDS

Award Recipient	Option for # of Shares	# Vested	Exercise Price per Share	Date Granted	Expiration

Kevin Struzeski (Officer)	163,076	163,076	$0.61	3/16/2006	1/1/2016

David H. Kennedy (Former Director)	40,769	40,769	$0.61	5/20/2005	6/3/2012
	32,615	32,615	$0.71	1/1/2008	6/3/2012

Paul G. McDermott (Former Director)	32,615	32,615	$0.71	1/1/2008	3/7/2012
	269,075	269,075

WARRANT AWARDS

Award Recipient	Warrant for # of Shares	# Vested	Exercise Price per Share	Date Granted	Expiration

Patrick R. McDonald (Officer) (1)	2,446,133	2,446,133	$0.85	5/19/2005	5/19/2015

Former Officers and Directors of the Company (prior to the Merger)	250,000	250,000	$1.00	1/10/2007	1/10/2017

	2,696,133	2,696,133

(1) Grantee is McDonald Energy LLC, over which Mr. McDonald has voting and investment power.

Option Exercises and Stock Vested in Fiscal 2011

There were no option exercises or stock vested in 2011.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2010.

Narrative Disclosure to Summary Compensation Table

To date, the Board has been charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers.  The Company has not yet retained an independent compensation consultant to assist the Company to review and analyze the structure and terms of the Company’s executive officers.

The Company considers various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.              The executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;

2.              The Company’s financial resources, results of operations, and financial projections;

3.              Performance compared to the financial, operational and strategic goals established for the Company;

4.              The nature, scope and level of the executive’s responsibilities;

5.              Competitive market compensation paid by other companies for similar positions, experience and performance levels; and

6.              The executive’s current salary and the appropriate balance between incentives for long-term and short-term performance.

Company management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward.  The entire Board remains responsible for significant changes to, or adoption of, new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is highly competitive.  In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

•                  Base salary;

•                  2011 Stock Incentive Plan benefits;

•                  Discretionary cash bonuses; and

•                  Other employment benefits.

Base Salary. Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity similar to the Company.

Stock Incentive Plan Benefits. Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans.  The Company believes that equity based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint.  At the present time, we have one equity incentive plan for our management and employees, the 2011 Stock Incentive Plan, although as of December 31, 2011 no awards had been made pursuant to this plan.  We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

Subsequent to December 31, 2011, the Company has issued 1,610,000 restricted shares and 1,290,000 restricted performance units pursuant to the Plan of which 1,120,000 restricted shares and 800,000 restricted performance units were granted to named executive officers and directors.

Annual Bonus.  Discretionary cash bonuses are another prong of our compensation plan.  The Board believes that it is appropriate that executive officers and other employees have the potential to receive a portion of their annual cash compensation as a cash bonus to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint.

For annual bonus payments made in 2011 and 2010 we had no set formula for determining or awarding discretionary cash bonuses to our executives or employees. In determining whether to award bonuses and the amount of any bonuses, we took into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow, significant acquisitions or divestitures and other operational factors.

Annual bonus payments in 2012 will be paid under the provisions of the Carbon Natural Gas Company 2011 Annual Incentive Plan (“Annual Incentive Plan”) whereby fifty percent of annual bonuses will be at the discretion of the Board taking into consideration the factors listed above and fifty percent of annual bonuses will be determined and weighed based upon the performance measures and objectives as follows:

Performance Measure	Weighting	Objective
Total Shareholder Return	25%	7.5% Increase
EBITDA per Debt Adjusted Share Growth	25%	7.5% Increase
Net Total Proved Reserves	25%	7.5% Increase
Net Annual Production Growth	25%	7.5% Increase

The Annual Incentive Plan period for annual bonuses paid in 2012 is from July 1, 2011 to December 31, 2011.

Once the pool has been established, the CEO shall have the discretion to allocate awards to individuals based on his assessment as to individual or group performances.

The employment agreements we have entered into with certain of our executive officers provide that each is eligible to receive a discretionary cash bonus.  Such bonuses are to be considered and determined by the Board.

Other Compensation/Benefits. Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers.  Our executive officers are also eligible to participate in our 401(k) plans on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

As of December 31, 2011, both Mr. McDonald and Mr. Struzeski were parties to an employment agreement with Nytis Exploration Company.  Although neither the Company nor any of its subsidiaries are a party to these agreements, if there is a change of control event (as defined in the agreements) at Nytis USA, Messrs. McDonald and Struzeski may be entitled to certain payments.  Mr. McDonald and Mr. Struzeski are each employed by the Company pursuant to oral arrangements that are described below.  The Company and these officers are in the process of negotiating the final terms and conditions of written employment agreements.

The agreement with Patrick R. McDonald allows for the termination of Mr. McDonald’s employment upon 90 days written notice (the date of expiration of such notice to be the “Termination Date”).  In the event of the termination of Mr. McDonald’s employment, Mr. McDonald is to receive (a) on the Termination Date, a lump sum of money equal to 150% of Mr. McDonald’s “Compensation,” defined as the arithmetic average of Mr. McDonald’s annual base salary, bonus and other cash compensation for each of the three years prior to the Termination and (b) for a period of 24 months from the Termination Date, his medical, dental, disability and life insurance coverage at the same levels of coverage as in effect immediately prior to the Termination Date.

In the event of a change in control of the Company supported by Mr. McDonald, he is to receive 200% of the Compensation.  In the event of a change in control not supported by Mr. McDonald, he is entitled to receive 300% of the Compensation.

The agreement with Kevin D. Struzeski allows for the termination of Mr. Struzeski’s employment upon 90 days written notice.  In the event of the termination of Mr. Struzeski’s employment, Mr. Struzeski is to receive on the Termination Date:  (a) a lump sum of money equal to 100% of Mr. Struzeski’s then base salary, less required statutory deductions; and (b) a lump sum equal to the cost to provide benefits for a period of 12 months from the Termination Date at the same levels of coverage as in effect immediately prior to the Termination Date.

In the event of a change in control of the Company, Mr. Struzeski is entitled to receive a sum of money equal to: (a) 200% of his base salary, bonus and other cash compensation and incentive compensation; and (b) 100% of the annual cost to the Company of the benefits provided to Mr. Struzeski.

Mark D. Pierce is employed as the Senior Vice President of Nytis LLC pursuant to an employment agreement dated May 9, 2005. Pursuant to such employment agreement Mr. Pierce may be terminated by Nytis LLC upon 90 days written notice.  In the event of the termination of Mr. Pierce’s employment, Mr. Pierce is to receive on the Termination Date: (a) a lump sum of money equal to 100% of Mr. Pierce’s then base salary, less required statutory deductions; and (b) a lump sum equal to the cost to provide benefits for a period of 12 months from the Termination Date at the same levels of coverage as in effect immediately prior to the Termination Date.

Pursuant to the employment agreements with Messrs. McDonald, Struzeski and Pierce such officers are entitled to certain payments upon termination of employment.  Other than these arrangements, we currently do not have any compensatory plans or arrangements that provide for any payments or benefits upon the resignation, retirement or any other termination of any of our executive officers, as the result of a change in control, or from a change in any executive officer’s responsibilities following a change in control.

Risk/Reward Issues

The Board does not believe that the current structure of the Company’s compensation policies promotes unnecessary or inappropriate short-term or long-term risks.  The cash compensation paid to the Company’s executive officers consists of fixed salaries and possible performance bonuses.  These performance bonuses (if any) will be granted by the Board based on operational and financial performance.

Compensation of Directors

Directors who are not employees of the Company or of its affiliates are currently paid $5,000 per quarter. Directors who are employed by the Company or its affiliates are not compensated additionally for their directorships. The only non-employee directors who receive compensation in accordance with this arrangement are Mr. Brandi and Mr. Morgens.

ACTION NO. 2

RATIFICATION OF THE APPOINTMENT OF

EHRHARDT KEEFE STEINER & HOTTMAN P.C.

The Board has selected the accounting firm of EKSH to serve as our independent registered public accounting firm for the 2012 fiscal year.  Upon the effectiveness of the Actions, the Voting Stockholders will have ratified the selection of EKSH as our independent registered public accounting firm.

The Board considers EKSH to be well qualified to serve as the independent auditors for the Company.  However, the Board in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Fees Billed By Independent Accounting Firm

EKSH billed us aggregate fees in the amount of approximately $234,000 for the fiscal year ended December 31, 2011, and billed Nytis USA approximately $88,000 for the fiscal year ended December 31, 2010.  These amounts were billed for professional services that EKSH provided for the audit of our annual financial statements, review of the interim consolidated financial statements included in our reports on Forms 10-Q, reviews of registration statements, issuance of consents and letters to underwriters, services performed in conjunction with our Private Placement, reverse merger and acquisition of assets from ING, and other services typically provided by an auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Tax Fees

EKSH did not bill us for any tax fees for the fiscal years ended December 31, 2011 and 2010.

All Other Fees

EKSH billed us for information technology support fees of $31,000 for the fiscal years ended December 31, 2011 and 2010.

ANNUAL REPORT AND ADDITIONAL INFORMATION

Annual Report

Included with this Information Statement is Carbon’s Annual Report on Form 10-K filed with the SEC on March 30, 2012.  Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011, and September 30, 2011 are also incorporated by reference into this Information Statement.

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters.

These reports and other information filed with the SEC by the Company may be inspected and are available for copying at the public reference facilities maintained at the Securities and Exchange Commission at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov.  Our Annual Report on Form 10-K containing the disclosure for the year ended December 31, 2011, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: Corporate Secretary, Carbon Natural Gas Company, 1700 Broadway, Suite 1170, Denver, Colorado 80290; tel: (720) 407-7043.

Delivery Of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, Carbon Natural Gas Company, 1700 Broadway, Suite 1170, Denver, Colorado 80290; tel: (720) 407-7043.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

A copy of our Annual Report on Form 10-K containing the disclosures for the year ended December 31, 2011, as well as the other Materials, will be provided, without charge, to any person to whom this Information Statement is delivered upon written or oral request of such person and by first class mail or other equally prompt means within three business days of such request.

STOCKHOLDER PROPOSALS

Carbon Natural Gas Company expects to hold its next annual meeting of stockholders in June 2013.  Proposals from stockholders intending to be presented at the next Annual Meeting of stockholders should be addressed to Carbon Natural Gas Company, Attention: Corporate Secretary, 1700 Broadway, Suite 1170, Denver, Colorado 80290 and we must receive the proposals by February 14, 2013.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the meeting materials in accordance with applicable law. It is suggested that stockholders forward such proposals by Certified Mail-Return Receipt Requested. After February 14, 2013, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

Dated June 4, 2012

BY ORDER OF THE BOARD OF DIRECTORS:
CARBON NATURAL GAS COMPANY
Patrick R. McDonald,
Chairman, Chief Executive Officer and President